Exhibit 99.2

Consent of Tudor, Pickering, Holt & Co.

We hereby consent to the use of our opinion letter dated March 6, 2022 to the Board of Directors of Oasis Petroleum Inc. (“Oasis”), included as Annex C to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Oasis, filed on

May 19, 2022 (the “Registration Statement”), relating to the proposed merger of Oasis and Whiting Petroleum Corporation, and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinion of Oasis’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Oasis Board and Reasons for the Merger,” “The Merger—Certain Unaudited Prospective Financial and Operating Information” and “The Merger—Opinion of Oasis’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TUDOR, PICKERING, HOLT & CO.
(The energy investment and merchant banking business of Perella Weinberg Partners LP)

/s/ TUDOR, PICKERING, HOLT & CO.

Houston, Texas

May 19, 2022